Exhibit 21.1

Significant Subsidiaries of Arena Pharmaceuticals, Inc.

As of December 31, 2008

Arena Pharmaceuticals GmbH, a Swiss company with limited liability

API Development LTD, a Cayman Islands company with limited liability